UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 8, 2017 (August 2, 2017)

NEONODE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35526	94-1517641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Storgatan 23C, 114 55 Stockholm, Sweden

(Address of Principal Executive Offices, including Zip Code)

+46 (0) 8 667 17 17

Registrant's Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On August 2, 2017, Neonode Inc. entered into a purchase agreement (the “Securities Purchase Agreement”) with accredited investors as part of a private placement pursuant to which Neonode agreed to issue a total of 9,750,000 shares of Neonode common stock (the “Shares”) and warrants, as described below, for an aggregate purchase price of $9.75 million in gross proceeds.

Under the terms of the Securities Purchase Agreement, Neonode will issue warrants (the “Warrants”) to all investors in the private placement to purchase up to a total of approximately 3,250,000 shares of Neonode common stock (the “Warrant Shares”) at an exercise price of $2.00 per share. The total number of Warrant Shares represents a ratio of warrant coverage to the Shares such that investors will be entitled to receive one Warrant Share upon cash exercise for every three Shares purchased. The Warrants also are not exercisable if Neonode does not have sufficient authorized unissued and unreserved shares of common stock. The exercise price of the Warrants is subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions or a “Fundamental Transaction” as provided for in the terms of the Warrants. The holders may exercise Warrants in whole or in part.  The Warrants will expire three years from the date of closing of the private placement and are non-exercisable for the first twelve months.

The Securities Purchase Agreement further provides that upon closing, the investors in the private placement that beneficially own at least a majority of the aggregate number of Shares and Warrant Shares may designate up to two individuals to serve as a member of the Board of Directors of Neonode, provided that each board designee is eligible to serve as an independent director under applicable Nasdaq rules and otherwise satisfies all legal and governance requirements regarding service as a director of the company.

Copies of the Securities Purchase Agreement and the form of Warrant are filed as Exhibit 10.1 and Exhibit 4.1 hereto, and are incorporated herein by reference. The foregoing summaries of each of the Securities Purchase Agreement and the Warrant are qualified in their entirety by reference to such documents.

Item 3.02.  Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 of this Report, which disclosure is incorporated herein by reference.

The Shares, the Warrants, and the Warrant Shares were offered and have been issued pursuant to Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended, in transactions not involving any public offering or pursuant to Regulation S.

In connection with the closing of the private placement, Neonode will pay an external advisor resident outside the U.S. a fee equal to five percent of the aggregate subscription amount purchased by investors who are not U.S. persons.

Item 8.01.  Other Events.

On August 2, 2017, Neonode issued a press release announcing the private placement described in Item 1.01 and Item 3.02 of this Report.  A copy of the press release is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Warrant, dated as of August 8, 2017
10.1	Securities Purchase Agreement, dated as of August 2, 2017
99.1	Press Release dated August 2, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEONODE INC.

Date: August 8, 2017	By:	/s/ Lars Lindqvist
Name: Lars Lindqvist
Title: Chief Financial Officer

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